                                  Exhibit 21.01

Hologic Subsidiaries

Hologic Europe N.V.
Horizon Park
Leuvensesteenweg 510, Bus 31
1930 Zaventem
Belgium

Hologic France S.A.
Parc du Moulin de Massy
35 rue du Saule Trapu
F-91882 Massy Cedex
France

FluoroScan Imaging Systems, Inc.
650B Anthony Trail
Northbrook, IL  60062